Amended and restated term sheet† To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 4a-I dated November 7, 2014	Amended and Restated Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated August 4, 2015; Rule 433

Structured Investments	$ Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks due August 24, 2016

General
•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 10 Reference Stocks, as increased by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than approximately 0.29910%, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Basket:
The Basket consists of 10 common stocks/common shares (each, a “Reference Stock” and collectively, the “Reference Stocks”).  The Bloomberg ticker symbol and the issuers of the Reference Stocks, the relevant exchange, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this amended and restated term sheet.

Payment at Maturity:
Payment at maturity will reflect the performance of the Basket, as increased by the Basket Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:
$1,000 × (1 + Basket Return) × Basket Adjustment Factor
Because the Basket Adjustment Factor is 100.30%, you will lose some or all of your principal amount at maturity if the Basket Return reflects a decline in the Basket Closing Level of more than approximately 0.29910%.  For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this amended and restated term sheet.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	100.30%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Ending Averaging Dates
Basket Closing Level:	On any Ending Averaging Date, the Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on any Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page TS-1 of this amended and restated term sheet
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:
With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting their Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

Pricing Date	On or about August 7, 2015
Original Issue Date (Settlement Date):	On or about August 12, 2015
Ending Averaging Dates*:	August 15, 2016, August 16, 2016, August 17, 2016, August 18, 2016 and August 19, 2016
Maturity Date*:	August 24, 2016
CUSIP:	48125UK27
†	This amended and restated term sheet amends and restates the term sheet related hereto dated August 4, 2015 to product supplement no. 4a -I in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000114036115029732/formfwp.htm)
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this amended and restated term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $989.00 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $979.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
August 4, 2015

Additional Terms Specific to the Notes
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this amended and restated term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this amended and restated term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated August 4, 2015 in its entirety.  You should not rely on the term sheet related hereto dated August 4, 2015 in making your decision to invest in the notes.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this amended and restated term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.
The Basket
The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Bloomberg Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
BAC	Bank of America Corporation	New York Stock Exchange (“NYSE”)	1/10	$
C	Citigroup Inc.	NYSE	1/10	$
CMA	Comerica Incorporated	NYSE	1/10	$
FRC	First Republic Bank	NYSE	1/10	$
KEY	KeyCorp	NYSE	1/10	$
PNC	The PNC Financial Services Group, Inc.	NYSE	1/10	$
RF	Regions Financial Corporation	NYSE	1/10	$
SIVB	SVB Financial Group	NASDAQ Stock Market (“NASDAQ”)	1/10	$
USB	U.S. Bancorp	NYSE	1/10	$
WFC	Wells Fargo & Company	NYSE	1/10	$
* The Initial Stock Price of each Reference Stock will be provided in the pricing supplement.

JPMorgan Structured Investments —	TS-1
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?
The following table and examples illustrate the hypothetical total return or payment at maturity on the notes.  The “total return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 100.30% and the Starting Basket Level of 100.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
200.0000	100.00000%	100.6000%
190.0000	90.00000%	90.5700%
180.0000	80.00000%	80.5400%
170.0000	70.00000%	70.5100%
160.0000	60.00000%	60.4800%
150.0000	50.00000%	50.4500%
140.0000	40.00000%	40.4200%
130.0000	30.00000%	30.3900%
120.0000	20.00000%	20.3600%
110.0000	10.00000%	10.3300%
105.0000	5.00000%	5.3150%
100.0000	0.00000%	0.3000%
99.8500	-0.15000%	0.1496%
99.7009	-0.29910%	0.0000%
95.0000	-5.00000%	-4.7150%
90.0000	-10.00000%	-9.7300%
80.0000	-20.00000%	-19.7600%
70.0000	-30.00000%	-29.7900%
60.0000	-40.00000%	-39.8200%
50.0000	-50.00000%	-49.8500%
40.0000	-60.00000%	-59.8800%
30.0000	-70.00000%	-69.9100%
20.0000	-80.00000%	-79.9400%
10.0000	-90.00000%	-89.9700%
0.0000	-100.00000%	-100.0000%
Hypothetical Examples of Amount Payable at Maturity
The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,053.15 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + 5%) × 100.30% = $1,053.15
Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 99.85.  Although the Ending Basket Level of 99.85 is less than the Starting Basket Level of 100 and the Basket Return is
 -0.15%, because of the positive effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $1,001.496 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + (-0.15%)) × 100.30% = $1,001.496
Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.  Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 and the Basket Return is -20%, the investor receives a payment at maturity of $802.40 per $1,000 principal amount note, calculated as follows:
$1,000 × (1 + -20%) × 100.30% = $802.40
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-2
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Selected Purchase Considerations
•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, as increased by the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 10 Reference Stocks as set forth under “The Basket” on page TS-1 of this amended and restated term sheet.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, as increased by the Basket Adjustment Factor. Because the Basket Adjustment Factor is 100.30%, if the Ending Basket Level declines from the Starting Basket Level by more than approximately 0.29910%, you will lose some or all of your investment in the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or

JPMorgan Structured Investments —	TS-3
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this amended and restated term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
•	the dividend rates on the Reference Stocks;

JPMorgan Structured Investments —	TS-4
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 10 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	THE REFERENCES STOCKS INCLUDED IN THE BASKET ARE CONCENTRATED IN THE FINANCIAL SERVICES INDUSTRY —
Each of the Reference Stocks has been issued by a company whose business is associated with the financial services industry.  Because the value of the notes is determined by the performance of the Basket, an investment in these notes will be concentrated in this industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this amended and restated term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings, Federal Deposit Insurance Corporation (“FDIC”) filings (in the case of First Republic Bank) or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this amended and restated term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

JPMorgan Structured Investments —	TS-5
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

The Reference Stocks
Public Information
All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.
Historical Information Regarding the Basket and the Reference Stocks
The graph of the historical Basket performance is based on the historical performance of the Reference Stocks from December 10, 2010 through July 31, 2015 and assumes the Basket Closing Level on December 10, 2010 was 100 and the Stock Weights were as specified under “The Basket” in this amended and restated term sheet.  Except as noted below, the graphs contained in this amended and restated term sheet set forth the historical performance of the Reference Stocks from January 8, 2010 through July 31, 2015.  We obtained the closing prices in this amended and restated term sheet from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date.  We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.
Historical Information Regarding the Basket
The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from December 10, 2010 through July 31, 2015.  The following graph assumes the Basket Closing Level on December 10, 2010 was 100 and the Stock Weights were as specified under “The Basket” in this amended and restated term sheet.

JPMorgan Structured Investments —	TS-6
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Bank of America Corporation (“Bank of America”)
According to its publicly available filings with the SEC, Bank of America is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services.  The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 4a-I.  Bank of America’s SEC file number is 001-06523.
Historical Information Regarding the Common Stock of Bank of America
The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly historical closing prices of one share of the common stock of Bank of America from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of Bank of America on August 3, 2015 was $17.77.

Citigroup Inc. (“Citigroup”)
According to its publicly available filings with the SEC, Citigroup is a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management.  The common stock of Citigroup, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Citigroup in the accompanying product supplement no. 4a-I.  Citigroup’s SEC file number is 001-09924.
Historical Information Regarding the Common Stock of Citigroup
The following graph sets forth the historical performance of the common stock of Citigroup based on the weekly historical closing prices of one share of the common stock of Citigroup from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of Citigroup on August 3, 2015 was $58.44.

JPMorgan Structured Investments —	TS-7
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Comerica Incorporated (“Comerica”)
According to its publicly available filings with the SEC, Comerica is a financial services company, with three major business segments: the Business Bank, the Retail Bank and Wealth Management.  The common stock of Comerica, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Comerica in the accompanying product supplement no. 4a-I.  Comerica’s SEC file number is 001-10706.
Historical Information Regarding the Common Stock of Comerica
The following graph sets forth the historical performance of the common stock of Comerica based on the weekly historical closing prices of one share of the common stock of Comerica from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of Comerica on August 3, 2015 was $46.99.

JPMorgan Structured Investments —	TS-8
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

First Republic Bank (“First Republic”)
According to its publicly available filings with the FDIC, First Republic is a commercial bank and trust company, specializing in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust and custody services, to clients in selected metropolitan areas in the United States.  The common stock of First Republic, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of First Republic in the accompanying product supplement no. 4a-I.  First Republic is required to periodically file certain financial and other information specified by the FDIC.  Information provided to or filed with the FDIC by First Republic pursuant to the Exchange Act can be located by reference to the FDIC certificate number 59017 and can be accessed through ww2.fdic.gov/efr/.  We do not make any representation that these publicly available documents are accurate or complete.
Historical Information Regarding the Common Stock of First Republic
The following graph sets forth the historical performance of the common stock of First Republic based on the weekly historical closing prices of one share of the common stock of First Republic from December 10, 2010 through May 1, 2014.  The common stock of First Republic commenced trading on December 8, 2010 and therefore has a limited performance history.  The closing price of one share of the common stock of First Republic on August 3, 2015 was $63.62.

JPMorgan Structured Investments —	TS-9
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

KeyCorp (“KeyCorp”)
According to its publicly available filings with the SEC, KeyCorp is a bank holding company and a bank-based financial services company that provides a range of retail and commercial banking, commercial leasing, investment management, consumer finance, commercial mortgage servicing and special servicing, and investment banking products and services to individual, corporate and institutional clients.  The common shares of KeyCorp, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of KeyCorp in the accompanying product supplement no. 4a-I.  KeyCorp’s SEC file number is 001-11302.
Historical Information Regarding the Common Shares of KeyCorp
The following graph sets forth the historical performance of the common shares of KeyCorp based on the weekly historical closing prices of one share of KeyCorp from January 8, 2010 through July 31, 2015.  The closing price of one common share of KeyCorp on August 3, 2015 was $14.75.

The PNC Financial Services Group, Inc. (“PNC”)
According to its publicly available filings with the SEC, PNC is a diversified financial services company that has businesses engaged in retail banking, corporate and institutional banking, asset management and residential mortgage banking.  The common stock of PNC, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of PNC in the accompanying product supplement no. 4a-I.  PNC’ SEC file number is 001-09718.
Historical Information Regarding the Common Stock of PNC
The following graph sets forth the historical performance of the common stock of PNC based on the historical weekly closing prices of one share of the common stock of PNC from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of PNC on August 3, 2015 was $97.82.

JPMorgan Structured Investments —	TS-10
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Regions Financial Corporation (“Regions”)
According to its publicly available filings with the SEC, Regions is a financial holding company that provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services and other specialty financing.  The common stock of Regions, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Regions in the accompanying product supplement no. 4a-I.  Regions’ SEC file number is 001-34034.
Historical Information Regarding the Common Stock of Regions
The following graph sets forth the historical performance of the common stock of Regions based on the weekly historical closing prices of one share of the common stock of Regions from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of Regions on August 3, 2015 was $10.37.

SVB Financial Group (“SVB Financial”)
According to its publicly available filings with the SEC, SVB Financial is a diversified financial services company, a bank holding company and a financial holding company that offers a variety of banking and financial products and services to clients across the United States, as well as in key international entrepreneurial markets..  The common stock of SVB Financial, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of SVB Financial in the accompanying product supplement no. 4a-I.  SVB Financial’s SEC file number is 000-15637.
Historical Information Regarding the Common Stock of SVB Financial
The following graph sets forth the historical performance of the common stock of SVB Financial based on the weekly historical closing prices of one share of the common stock of SVB Financial from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of SVB Financial on August 3, 2015 was $143.38.

JPMorgan Structured Investments —	TS-11
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

U.S. Bancorp (“U.S. Bancorp”)
According to its publicly available filings with the SEC, U.S. Bancorp is a multi-state financial services holding company and a bank holding company that provides a range of financial services, including lending and depository services, cash management, capital markets, and trust and investment management services.  U.S. Bancorp also engages in credit card services, merchant and ATM processing, mortgage banking, insurance, brokerage and leasing.  The common stock of U.S. Bancorp, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of U.S. Bancorp in the accompanying product supplement no. 4a-I.  U.S. Bancorp’s SEC file number is 001-06880.
Historical Information Regarding the Common Stock of U.S. Bancorp
The following graph sets forth the historical performance of the common stock of U.S. Bancorp based on the weekly historical closing prices of one share of the common stock of U.S. Bancorp from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of U.S. Bancorp on August 3, 2015 was $45.08.

Wells Fargo & Company (“Wells Fargo”)
According to its publicly available filings with the SEC, Wells Fargo is a diversified financial services company that provides retail, commercial and corporate banking services.  The common stock of Wells Fargo, par value $1 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Wells Fargo in the accompanying product supplement no. 4a-I.  Wells Fargo’s SEC file number is 001-02979.
Historical Information Regarding the Common Stock of Wells Fargo
The following graph sets forth the historical performance of the common stock of Wells Fargo based on the weekly historical closing prices of one share of the common stock of Wells Fargo from January 8, 2010 through July 31, 2015.  The closing price of one share of the common stock of Wells Fargo on August 3, 2015 was $57.91.

JPMorgan Structured Investments —	TS-12
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

JPMS’s Estimated Value of the Notes
JPMS’s estimated value of the notes set forth on the cover of this amended and restated term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”
JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated term sheet.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this amended and restated term sheet for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this amended and restated term sheet for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	TS-13
Return Notes Linked to an Equally Weighted Basket of 10 Reference Stocks